UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2010

HSN, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34061

DE	26-2590893
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 HSN Drive
St. Petersburg, Florida 33729
(Address of principal executive offices, including zip code)

(727) 872-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 9, 2010, HSN, Inc., a Delaware corporation (the "Company"), issued a press release announcing that Gregory J. Henchel will join the Company has Executive Vice President, General Counsel and Secretary. It is expected that Mr. Henchel will join the Company on February 15, 2010. A copy of this press release is furnished as Exhibit 99.1 to this report.

From October 2005 through February 2010, Mr. Henchel served as Senior Vice President and General Counsel of Tween Brands, Inc., a national specialty retailer with approximately $1 billion in revenue. Mr. Henchel also served as Secretary of Tween Brands, Inc., from August 2008 through November 2009. Prior to joining Tween Brands, Mr. Henchel served Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company, from May 1998 to October 2005 as Assistant General Counsel (2001-2005) and Senior Litigation Counsel (1998-2001). Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998.

In connection with his appointment, the Company entered into a letter agreement with Mr. Henchel to be effective upon commencement of his employment with the Company. The agreement provides as follows:

-        Mr. Henchel will be paid an annual base salary of $350,000.

-        He will be eligible to participate in the Company's short-term incentive plan with a target bonus of 60% of base salary, and long-term incentive plan with a target bonus of 100% of base salary. Awards under the plans will be based on measures of both corporate financial performance and individual goals and objectives.

-        Effective the first of the month following his date of hire, Mr. Henchel will be granted an award of restricted stock units, or RSUs, equal to 100% of his base salary based on fair value of the Company's common stock on the grant date, not to exceed 40,000 RSUs. The RSUs will vest in five equal annual installments, with 20% vesting on each of the following anniversaries of his date of hire.

-        Mr. Henchel will be eligible for relocation assistance to move him and his family from New Albany, Ohio, to the St. Petersburg, Florida area, including temporary living allowance to assist with duplicate housing costs for up to the first six months of his employment with the Company.

-        Mr. Henchel will also be eligible to participate in the Company's Named Executive Officer Severance Plan applicable to certain executives of the Company. The plan generally provides for severance benefits in the event of a termination by the Company without Cause or by the Executive for Good Reason (as such terms are defined in the plan). The Named Executive Officer Severance Plan was previously filed with the Company's Current Report on Form 8-K dated November 23, 2009 and filed with the U.S. Securities and Exchange Commission on November 24, 2009.

The Company intends to enter into its standard form of non-compete, non-solicitation, confidentiality and proprietary rights agreement with Mr. Henchel on substantially the same terms as those entered into with its other executive officers.

Since January 1, 2009, Mr. Henchel has not been a participant in any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000. There are no family relationships between Mr. Henchel and any other director or executive officer of the Company.

The information in this report, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that section, nor shall this information or this exhibit be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits

99.1        Press Release dated February 09, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSN, INC.

Date: February 09, 2010	By:	/s/ Judy A. Schmeling
Judy A. Schmeling
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release Dated February 09, 2010